EXHIBIT 10.5
SHAREHOLDERS AGREEMENT
dated as of
October 4, 2006
by and among
TOSHIBA CORPORATION
TSB NUCLEAR ENERGY INVESTMENT UK LIMITED,
NUCLEAR ENERGY HOLDINGS, L.L.C.,
ISHIKAWAJIMA-HARIMA HEAVY INDUSTRIES CO., LTD.
and
TOSHIBA NUCLEAR ENERGY HOLDINGS (UK) LIMITED

TABLE OF CONTENTS

		PAGE
ARTICLE 1

Definitions

SECTION 1.01	Definitions	2

ARTICLE 2

Formation and Purpose of Joint Venture

SECTION 2.01	Formation of the Company	6
SECTION 2.02	Purpose and Scope of the Company	6

ARTICLE 3

Corporate Governance; Management

SECTION 3.01	The Board	7
SECTION 3.02	The Owner Board	9
SECTION 3.03	Principal Officers	11
SECTION 3.04	Organizational Documents	12
SECTION 3.05	Shareholder Actions	12
SECTION 3.06	Dividend Policy	12

ARTICLE 4

Certain Operational Matters

SECTION 4.01	Acquisition of Westinghouse Group	13
SECTION 4.02	Repayment of Loans	14
SECTION 4.03	Annual Budget and Business Plan	14
SECTION 4.04	Shareholder Support of the Westinghouse Group Business	15
SECTION 4.05	Personnel Matters	15
SECTION 4.06	Coordination Office	15

ARTICLE 5

Certain Agreements among the Company and the Shareholders

SECTION 5.01	Confidentiality	16
SECTION 5.02	Access	17
SECTION 5.03	Financial Statements	18
SECTION 5.04	Public Announcements	19
SECTION 5.05	No Inconsistent Actions	19

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SECTION 5.06	No Apparent Authority	19
SECTION 5.07	Undertaking by Shaw Sub	19

ARTICLE 6

Representations and Warranties

SECTION 6.01	Organization	19
SECTION 6.02	Authorization, Validity and Enforceability of This Agreement	20

ARTICLE 7

Transfer of Shares

SECTION 7.01	General Restrictions	20
SECTION 7.02	Permissible Transfers	20
SECTION 7.03	Legend on Share Certificates	21
SECTION 7.04	Rights of First Offer	21
SECTION 7.05	Tag-Along Rights	22
SECTION 7.06	Call Rights	23

ARTICLE 8

Arbitration

SECTION 8.01	Arbitration	25

ARTICLE 9

Liquidation

SECTION 9.01	Liquidation Events	26
SECTION 9.02	Liquidation Procedures	26

ARTICLE 10

Miscellaneous
SECTION 10.01	Amendments; Waivers; Termination	26
SECTION 10.02	Expenses	27
SECTION 10.03	Notices	27
SECTION 10.04	Governing Law; Severability	28
SECTION 10.05	Counterparts	29
SECTION 10.06	Entire Agreement	29
SECTION 10.07	Effectiveness	29
SECTION 10.08	Binding Effect; Benefit	29
SECTION 10.09	Assignability	29
SECTION 10.10	Headings	30

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SECTION 10.11	Survival	30
SECTION 10.12	Further Assurances	30
SECTION 10.13	No Third-Party Beneficiaries	30
SECTION 10.14	Specific Performance	30
SECTION 10.15	Preemptive Rights	30
SECTION 10.16	No fetter on Company’s powers	31

iii

SHAREHOLDERS AGREEMENT
     AGREEMENT, dated as of October 4, 2006, among Toshiba Corporation, a corporation organized under the laws of Japan (“Toshiba”), TSB Nuclear Energy Investment UK Limited, a company registered in England with registered number 5929658 and a wholly owned Subsidiary (as defined below) of Toshiba (“Toshiba UK”), Nuclear Energy Holdings, L.L.C., a Delaware limited liability company and a wholly owned Subsidiary (“Shaw Sub”) of The Shaw Group Inc., a Louisiana corporation (“Shaw”), Ishikawajima-Harima Heavy Industries Co., Ltd., a corporation organized under the laws of Japan (“IHI”), and Toshiba Nuclear Energy Holdings (UK) Limited, a company registered in England with registration number 5929672 (the “Company”).
     WHEREAS, Toshiba, on one part, and British Nuclear Fuels PLC and BNFL (Investments US) Ltd., on the other part (the “Sellers”), have entered into that certain Purchase and Sale Agreement, dated as of February 6, 2006 (the “PSA”), pursuant to which Toshiba has agreed to purchase all of the issued and outstanding shares of BNFL USA Group Inc. and Westinghouse Electric UK Limited (together with their respective Subsidiaries, the “Westinghouse Group”); and
     WHEREAS, Toshiba plans to cause the Company to acquire all of the issued and outstanding shares of Westinghouse Electric UK Limited and to cause Toshiba Nuclear Energy Holdings (US) Inc. (“US Acquisition Co.”) to acquire all of the issued and outstanding shares of BNFL USA Group Inc., respectively; and
     WHEREAS, Toshiba has entered into an Agreement Regarding Participation in an Investment Program with each of Shaw and IHI (each, the “Participation Agreement”) pursuant to which (i) Toshiba has agreed to enter into investment agreements with Shaw and Shaw Sub, and with IHI, respectively (each, the “Investment Agreement”) governing the terms of subscriptions for shares of the Company and the US Acquisition Co., respectively, (ii) Toshiba, Shaw and IHI have agreed to enter, and/or cause certain of their Subsidiaries to enter, into this Agreement and a similar shareholders agreement governing the US Acquisition Co. (the “US Shareholders Agreement”), (iii) Toshiba and Shaw have agreed to enter into a Commercial Relationship Agreement (the “Commercial Relationship Agreement”) affording a preferential status to Shaw when the Westinghouse Group chooses a supplier, and (iv) Toshiba and each of Shaw and IHI have agreed to enter into Put Option Agreements (each, a “Put Option Agreement”), subject to agreement of final documentation of all the terms and conditions hereof; and
     WHEREAS, following the Closing (as defined herein) under the Investment Agreement: (i) Toshiba UK will own 364 Ordinary “A” shares of £1 each in the capital the Company, (the “Class A Shares”) (representing approximately 53% of the Class A Shares), and 714 Ordinary “B” shares of £1 each in the capital of the Company (the “Class B Shares” and, together with the Class A Shares, the “ Shares”) (representing 100% of the Class B Shares) which will represent 77% of the aggregate number of the Shares then outstanding; (ii) Shaw Sub will own 280 Class A Shares (representing approximately 41% of the Class A Shares and 20% of the aggregate number of the Shares then outstanding); and (iii) IHI will own 42 Class A Shares (representing approximately 6% of the Class A Shares and 3% of the aggregate number of the Shares then outstanding); and
     WHEREAS, the parties hereto desire to set forth in this Agreement certain agreements with respect to the capitalization, management, control, shareholding and certain other matters relating to the Company;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
          SECTION 1.01 Definitions
     The following terms, as used herein, have the following meanings:
     “Act” means the UK Companies Act 1985 (as amended).
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. It is acknowledged that after the date of this Agreement, Persons who are not presently Affiliates of a Party may become Affiliates of such Party, and Persons who are presently Affiliates of a Party may cease to be Affiliates of such Party.
     “Agreement” means this Shareholders Agreement.
     “Annual Budget” has the meaning set forth in Section 4.03(a).
     “Authorized Representative” has the meaning set forth in Section 5.01(a).
     “Big Four Accounting Firm” means any of (i) Deloitte & Touche LLP, (ii) Ernst & Young LLP, (iii) KPMG or (iv) PricewaterhouseCoopers LLP or, in each case, any successor thereto.
     “Board” means the board of directors of the Company.
     “Business Day” means, with respect to any place, any day except a Saturday, Sunday or other day on which commercial banks in that place are authorized by law to close.
     “Business Plan” has the meaning set forth in Section 4.03(b).
     “Chairman” means the Chairman of the Board, who shall have the authority and responsibilities set forth in this Agreement.
     “CIC Event” has the meaning set forth in Section 7.06(b).
     “CIC Shareholder” has the meaning set forth in Section 7.06(b).

     “Class A Shares” has the meaning set forth in the recitals.
     “Class B Shares” has the meaning set forth in the recitals.
     “Closing” means the closing of the transactions contemplated by the Investment Agreements.
     “Closing Date” means the date on which the Closing occurs.
     “Commercial Relationship Agreement” has the meaning set forth in the recitals.
     “Company” has the meaning set forth in the recitals.
     “Company Value” has the meaning set forth in Section 7.06(c).
     “Competitor” means any Person who, by itself or through or together with any of its Subsidiaries, is substantially engaged in the provision of nuclear power plant technology and/or nuclear fuel supply.
     “Confidential Information” has the meaning set forth in Section 5.01(a).
     “Control” of any Person (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of a majority of the voting securities, by contract or otherwise; provided, however, that when securities representing at least one-third of the voting rights at a shareholders meeting of any Person are acquired by a Competitor, Control of such Person shall be deemed changed for the purpose of this Agreement, unless such Person effectively proves such acquirer doesn’t have the power described herein.
     “Coordination Manager” has the meaning set forth in Section 4.06(b).
     “Coordination Office” has the meaning set forth in Section 4.06(a).
     “Director” means a member of the Board.
     “Equity Security” means, with respect to any Person, any stock or other ownership interest having ordinary voting power to elect directors of, or other persons performing similar functions with respect to, such Person, or any security convertible into, exercisable for or exchangeable for such stock or other ownership interest.
     “Exercise Period End Date” has the meaning set forth in Section 7.01(b).
     “Extended First Offer Acceptance Period” has the meaning set forth in Section 7.04(b).
     “First Offer” has the meaning set forth in Section 7.04(a).
     “First Offer Acceptance Period” has the meaning set forth in Section 7.04(a).

     “First Offer Shares” has the meaning set forth in Section 7.04(a).
     “GAAP” has the meaning set forth in Section 5.03(a).
     “IB Firm” has the meaning set forth in Section 7.06(c).
     “IHI” has the meaning set forth in the recitals.
     “Insolvency Event” has the meaning set forth in Section 7.06(a).
     “Insolvent Shareholder” has the meaning set forth in Section 7.06(a).
     “Investment Agreement” has the meaning set forth in the recitals.
     “Liquidation Event” has the meaning set forth in Section 9.01.
     “Material Adverse Effect” means, with respect to a Party, a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects (considered on a consolidated basis) of such Party.
     “Organizational Documents” means, collectively, the Memorandum and Articles of Association of the Company in effect on the Closing Date, as each may be amended, modified or supplemented from time to time.
     “Owner Board” has the meaning set forth in Section 3.02(a).
     “Owner Board Chairman” has the meaning set forth in Section 3.02(b).
     “Owner Board Members” has the meaning set forth in Section 3.02(b).
     “Ownership Percentage” means, with respect to any Shareholder at any time, the percentage derived by multiplying 100 times a fraction, the numerator of which is the total number of Shares directly or indirectly beneficially owned by such Shareholder at such time and the denominator of which is the aggregate number of Shares outstanding at such time.
     “PSA ” has the meaning set forth in the recitals.
     “PSA Closing” means the closing of the transactions contemplated by the PSA.
     “Participation Agreement” has the meaning set forth in the recitals.
     “Party” means each of Toshiba, Toshiba UK, Shaw Sub, IHI and the Company, and any other Person who becomes a party to this Agreement as amended, supplemented or otherwise modified from time to time.
     “Permitted Transfer” means (i) a pledge of Shares by Shaw Sub in connection with financing arrangements for the purchase of its Shares (provided, however, that the key terms of such arrangements shall be disclosed to Toshiba in advance and reasonably acceptable to

Toshiba), (ii) the Transfer of Shares by Shaw Sub pursuant to the provisions of its Put Agreement, (iii) the Transfer of Shares by IHI pursuant to the provisions of its Put Agreement, and (iv) any Transfer of Shares pursuant to Sections 7.02, 7.04, 7.05 or 7.06.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “President” has the meaning set forth in Section 3.03(a).
     “Principal Officer” means each of the President, the Treasurer and the Secretary.
     “Put Option Agreement” has the meaning set forth in the recitals.
     “Put Period” means the period commencing on the Closing Date and ending on the date that is thirty days after the receipt by the Shareholders of the consolidated financial statements (prepared in accordance with GAAP) of the Company and US Acquisition Co. for the period ending September 30, 2012.
     “Secretary” has the meaning set forth in Section 3.03(a).
     “Sellers” has the meaning set forth in the recitals.
     “Shareholder” means each Person (other than the Company, Toshiba and Shaw) who shall be a Party, whether pursuant to the execution and delivery hereof as of the date hereof, or pursuant to Article 7 or Section 10.09, so long as such Person shall directly or indirectly beneficially own any Shares.
     “Shares” has the meaning set forth in the recitals.
     “Shaw” has the meaning set forth in the recitals.
     “Shaw Sub” has the meaning set forth in the recitals.
     “Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding stock having at least a majority of votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person or (ii) any other Person (other than a corporation) of which at least a majority of voting interests under ordinary circumstances shall at the time be owned or Controlled, directly or indirectly, by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person.
     “Tag-Along Exercise Notice” has the meaning set forth in Section 7.05(a).
     “Tag-Along Notice” has the meaning set forth in Section 7.05(a).
     “Tag-Along Notice Period” has the meaning set forth in Section 7.05(a).

     “Tag-Along Offer” has the meaning set forth in Section 7.05(a).
     “Tagging Shareholders” has the meaning set forth in Section 7.05(a).
     “Toshiba” has the meaning set forth in the recitals.
     “Toshiba Budget Calendar” has the meaning set forth in Section 4.03(a).
     “Toshiba UK” has the meaning set forth in the recitals.
     “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of Shares, either voluntarily or involuntarily and with or without consideration.
     “Transferring Shareholder” has the meaning set forth in Section 7.04(a).
     “Treasurer” has the meaning set forth in Section 3.03(a).
     “US Acquisition Co.” has the meaning set forth in the recitals.
     “US Shareholders Agreement” has the meaning set forth in the recitals.
     “U.S. Dollars,” “US$” and “$” means the lawful currency of the United States of America.
     “WEC” has the meaning set forth in Section 4.06(a).
     “Westinghouse Group” has the meaning set forth in the recitals.
ARTICLE 2
FORMATION AND PURPOSE OF JOINT VENTURE
          SECTION 2.01 Formation of the Company
     The Company has been formed by Toshiba through Toshiba UK in connection with its agreement to acquire the Westinghouse Group pursuant to the PSA.
          SECTION 2.02 Purpose and Scope of the Company
     (a) The purpose and scope of the Company is to, together with the US Acquisition Co., own the entities comprising, and oversee the activities of, the Westinghouse Group.
     (b) The Shareholders understand and acknowledge that the entities comprising the Westinghouse Group will be consolidated Subsidiaries of Toshiba following the PSA Closing.

ARTICLE 3
CORPORATE GOVERNANCE; MANAGEMENT
          SECTION 3.01 The Board
     (a) In accordance with the provisions of the Organizational Documents, the business and affairs of the Company shall be managed by and corporate powers shall be exercised by or under the direction of the Board solely to the extent required by applicable law or as set forth herein. To the extent not so required, the business and affairs of the Company shall be managed by and corporate powers shall, insofar as possible by applicable law, be exercised by or under the direction of the President.
     (b) The initial Board shall consist of three members, two of whom shall be nominated by Toshiba UK, and one of whom shall be nominated by Shaw Sub. In the event that a Person acquires Shares and such Person’s Ownership Percentage exceeds 10%, then such Person shall be entitled to nominate one Director and the total number of the Directors shall increase by such number (subject to the Organizational Documents); provided, however, that Toshiba UK shall have the right to nominate such number of the Directors as represents at least a majority of the members of the Board so long as Toshiba UK’s Ownership Percentage is 51% or more. If at any time the Ownership Percentage of Shaw Sub is less than 10%, Shaw Sub shall lose the right to nominate one Director and promptly cause the Director nominated by it to resign from the Board and waive any claims that he would otherwise have against the Company as a result of such resignation and the number of Directors will be immediately reduced by such number. Each Shareholder agrees that it will vote its Shares or execute consents, as the case may be, and take all other necessary action (including, if necessary, causing the Company to call a meeting of Shareholders) in order to ensure that the composition of the Board is at all times as set forth in this Section 3.01 and that the nominees provided herein are elected to the Board. The members of the Board shall be the same as those of the US Acquisition Co.’s Board.
     (c) Each Shareholder agrees that it will not vote, or grant any consent with respect to, any of its Shares in favor of the removal from the Board of any Director elected at the request of the other Shareholders unless the Shareholder entitled to nominate such Director shall have consented to such removal in writing. Each Shareholder agrees to cause to be called, if necessary, a meeting of the Shareholders of the Company and to vote all of the Shares directly or indirectly beneficially owned by such Shareholder for, or to take all actions by written consent in lieu of any such meeting necessary to cause, the removal of any Director from the Board if the Shareholder which nominated such Director requests in a writing, signed by such Shareholder, such Director’s removal for any reason.
     (d) If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Board with respect to any Director, the Shareholder who nominated such Director in accordance with Section 3.01(b) shall within 30 days of such event notify the Board in writing of a replacement Director, and upon any such nomination (whether before or after such 30-day period) all Shareholders shall promptly take all actions necessary to ensure the election to the Board of such replacement Director to fill the unexpired term of the Director whom such new Director is replacing, including, if necessary, calling a meeting of Shareholders and voting their Shares thereat, or executing any written consent in lieu thereof, in favor of the election of such Director.
     (e) Meetings of the Board and general Shareholder meetings shall be presided over by the President. One of the two Directors nominated by Toshiba UK shall be the President. One-third of the members of the Board then in office, provided such number includes at least one Director nominated by Toshiba UK, shall constitute a quorum for the transaction of business at any meeting of the Board, and all actions of the Board shall require the affirmative approval of at least a majority of the votes of the Board to be cast at the relevant Board meeting. Each Director present at a meeting of the Board or any committee thereof shall have a number of votes at such a meeting equal to (a) the Ownership Percentage of all classes of stock of the Company, considered as a single class, owned by the Shareholder which nominated such Director for election to the Board, divided by (b) the number of Directors so nominated by such Shareholder who are present at such meeting. (By way of illustration, based on the Ownership Percentages as of the Closing Date, the Director nominated by Shaw would have 20 votes while the Directors nominated by Toshiba UK who actually attend the meeting would collectively have 77 votes in the aggregate. As for Toshiba UK nominated Directors, if two of them attend, then each would have 38.5 votes; if only one attends, he would have 77 votes.) In the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business at any meeting held during such time shall be to fill such vacancy.
     (f) Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone, video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting and directors so participating shall count towards a quorum for such meeting.
     (g) Unless otherwise prohibited by law, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board shall be filed with the minutes of proceedings of the Board.
     (h) The languages for all meetings of the Board shall be English. Translation and interpretation shall be provided as necessary or appropriate. All minutes and other documents to be presented to the Board shall be prepared (or, in the case of exhibits, summarized) in English.
     (i) Notice of any meetings of the Board stating the place, date and hour of the meeting shall be given not less than five (5) business days before the date of the meeting unless otherwise agreed by all directors.
     (j) Any Shareholder who does not have a right under this Agreement to nominate a member of the Board shall have the right to designate an observer who may attend and monitor meetings of the Board, but who shall have no voting rights.
     (k) Without prejudice to Section 3.02, the Board may establish any sub-committee and delegate decision-making authority thereto as it shall in its absolute discretion determine.

          SECTION 3.02 The Owner Board
     (a) There shall be constituted an advisory committee for the Board and the President (the “Owner Board”) which shall, pursuant to authorization by the Board and to the extent permitted by the Act, have the following functions and responsibilities:
     (i) to advise as to the administration and supervision of matters regarding the Westinghouse Group;
     (ii) to advise as to the resolution of any matters relating to the Company and brought to it which may have a Material Adverse Effect on any Shareholder;
     (iii) to provide the Board and/or the President with general and universal advice and supervision for the business supervision of the Westinghouse Group; and
     (iv) to do such other functions and responsibilities as may be assigned by the Board.
          The Board and the President shall duly consider any opinion or recommendation made by the Owner Board.
     (b) All costs and expenses associated with the administration of the Owner Board shall be borne by the Company.
     (c) The Owner Board shall initially consist of three voting members (the “Owner Board Members”) and the Chairman of the Owner Board (the “Owner Board Chairman”), provided, however, that the number of the voting members shall increase on a one-by-one basis if the number of Shareholders increases. Each Shareholder (for the avoidance of doubt, including Toshiba UK) shall be entitled to appoint one Owner Board Member (who need not be a Director) by notifying the Board in writing, and the President (as nominated by Toshiba UK in accordance with Section 3.03(a)) shall serve as the Owner Board Chairman.
     (d) If, as a result of death, disability, retirement, resignation, removal or otherwise, there shall exist or occur any vacancy on the Owner Board, the Shareholder who appointed such Owner Board Member shall within 30 days of such event notify the Board in writing of a replacement Owner Board Member.
     (e) Meetings of the Owner Board shall be presided over by the Owner Board Chairman or, in the absence of the Owner Board Chairman, the Owner Board Member nominated by Toshiba UK, in which case the Owner Board Member appointed by Toshiba UK shall still be entitled to exercise his votes notwithstanding that he presides over such meeting. Members of the Owner Board representing a majority of votes to be cast, plus at least attendance of two Owner Board Members, one of whom shall be an Owner Board Member nominated by a Party other than Toshiba UK, shall constitute a quorum for the transaction of business at any meeting of the Owner Board. Notice of any meetings of the Owner Board stating the place, date and hour of the meeting shall be given not less than five (5) business days before the date of the meeting unless all of the Owner Board Members agree otherwise.
     (f) Each Owner Board Member present at a meeting or acting by written consent (other than the Owner Board Chairman) (shall have a number of votes corresponding to the Ownership Percentage of the Shareholder appointing such Owner Board Member; provided, however, that the Owner Board Chairman shall have no voting rights. Except as provided in the immediately following sentence, all actions of the Owner Board shall require the affirmative approval of at least a majority of the votes entitled to be cast at meetings of the Owner Board. Notwithstanding the foregoing, none of the following specified actions may be taken by the Company, the Board, the Owner Board or any member of the Westinghouse Group without the vote of Owner Board Members holding voting rights at least 1% in excess of the Ownership Percentage of Toshiba UK and any Affiliate thereof at the time the vote is taken (i.e., initially, seventy-eight percent (78%)):
     (i) the issuance of any Equity Securities of the Company to any Person, other than pro rata issuances of Equity Securities to the Shareholders;
     (ii) the issuance by the Company of any Class A Shares, Class B Shares or any other Equity Securities which have dividend preferences;
     (iii) the issuance of any Equity Securities in any member of the Westinghouse Group to any Person other than to members of the Westinghouse Group, which will result in the change of Control of such member;
     (iv) the acquisition or disposition by any member of the Westinghouse Group of assets or property with a value in excess of ten million dollars ($10 million), other than in the ordinary course of business or the one already described in Schedule A attached hereto or the relevant Annual Budget;
     (v) the incurrence by any member of the Westinghouse Group of indebtedness for borrowed money in the amount of ten million dollars ($10 million) or more, other than in the ordinary course of business or the one guaranteed by Toshiba or the one already described in the relevant Annual Budget;
     (vi) any dissolution, liquidation or petition for voluntary bankruptcy of the Company or any member of the Westinghouse Group;
     (vii) any merger, consolidation, restructuring, acquisition, disposition or similar transaction involving the Company or any member of the Westinghouse Group whose total value exceeds twenty percent (20%) of the then fair market value of the Westinghouse Group’s total consolidated assets;
     (viii) the settlement of any Dispute or litigation or assumption of any obligation or liability with a value in excess of ten million dollars ($10 million) or more, other than in the ordinary course of business; and

     (ix) any material changes to the tax or accounting policies of the Company or the Westinghouse Group.
     (g) The Shareholders shall, and shall cause their respective Owner Board Members to, use their reasonable efforts to provide that ordinary meetings of the Owner Board are held at least once during each fiscal quarter. In addition, extraordinary meetings of the Owner Board may be held as necessary. In-person meetings of the Owner Board shall be held in the United States or any such other places as may be determined by the Owner Board.
     (h) Any one or more members of the Owner Board may participate in a meeting of the Owner Board by means of a conference telephone, video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting and persons so participating shall count towards a quorum.
     (i) The Owner Board may have an office. The office will serve as the point of contact for requests related to the Owner Board and notification made by the Owner Board Chairman and will handle any and all related administrative matters. The office also will serve as the point of contact for communications or coordination with the Shareholders and for related procedures.
     (j) Toshiba UK or one or more of its Affiliates may second up to two employees to serve in the administration of the Owner Board’s functions. Each seconded employee will be subject to the supervision of, and required to comply with the rules of conduct of, the Company and/or the entity from which he or she was seconded.
     (k) The languages for all meetings of the Owner Board shall be English. Translation and interpretation shall be provided as necessary or appropriate. All minutes and other documents to be presented to the Owner Board shall be prepared (or, in the case of exhibits, summarized) in English.
          SECTION 3.03 Principal Officers
     (a) There shall be a president of the Company as provided for in Section 3.01(e) (the “President”) who, as provided in Section 3.01(a), shall, to the extent permitted by the Act, manage the business and affairs of the Company and shall otherwise have the powers and perform such duties of management usually vesting in the Chief Executive Officer and/or President of a company. In addition to the President, there shall be a treasurer of the Company (the “Treasurer”), who may or may not be a Director, and a secretary of the Company (the “Secretary” and, together with the President and the Treasurer, the “Principal Officers”) who shall each have the powers and perform such duties usually vesting in a treasurer or secretary, respectively, of a company.
     (b) Toshiba UK shall be entitled to nominate the Principal Officers after consulting with other Shareholders, and each Shareholder agrees that it will (i) cause the Directors nominated by it to vote in favor of the appointment of such nominees, (ii) cause the Directors nominated by it not to vote in favor of the removal of any Principal Officer unless Toshiba UK shall have consented to such removal in writing and (iii) cause the Directors nominated by it to vote in favor of the removal of any Principal Officer if Toshiba UK requests it to do so for any reason in a signed, written request. If, as a result of death, disability, retirement, resignation, removal or otherwise, the office of any Principal Officer shall be vacant, Toshiba UK shall within 30 days of such event notify the Board in writing of its nomination for a replacement, and upon such receipt of such notice (whether before or after such 30-day period) each Shareholder shall cause the Directors nominated by it to promptly take all actions necessary to ensure the appointment of such replacement.
     (c) The Company may also have, upon appointment by the Board at the request of the President, such other officers, including, but not limited to, vice presidents, assistant secretaries, assistant treasurers and other officers, as may be appointed in accordance with the Organizational Documents and the Act.
          SECTION 3.04 Organizational Documents
     Each Shareholder shall vote its Shares or execute any consents necessary, and shall take all other actions necessary, to ensure that the Organizational Documents facilitate, and do not at any time conflict with any provision of, this Agreement or any applicable law, and to ensure that the provisions hereof are implemented notwithstanding any inconsistent provision in the Organizational Documents.
          SECTION 3.05 Shareholder Actions
     (a) Each Shareholder agrees that in the event of any duly called annual or extraordinary meeting of the holders of Shares called for the purpose of voting on the election of directors or any other matter required to be taken by the holders of Shares, such Shareholder shall appear in person or by proxy at such meeting for the purpose of obtaining a quorum, and shall vote or cause to be voted all Shares directly or indirectly beneficially owned by such Shareholder, either in person or by proxy, at any such meeting in the manner provided pursuant to this Agreement.
     (b) Any one or more holders of Shares may participate in a meeting of the holders of Shares by means of a conference telephone, video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
     (c) The languages for all meetings of the holders of Shares shall be English. Translation and interpretation shall be provided by the Company at its cost as necessary or appropriate. All minutes and other documents to be presented to the holders of Shares shall be prepared (or, in the case of exhibits, summarized) in English.
          SECTION 3.06 Dividend Policy.
     (a) Dividends shall be paid if, when and in the amount declared by the Board, subject to the Organizational Documents and applicable law.

     (b) The Shareholders intend that the Company will pay dividends in cash (unless otherwise agreed among the Shareholders) in an amount such that each Shareholder shall receive at least $22,222 for each Share per fiscal year (or a corresponding fraction thereof for the first and last partial fiscal year) as dividends, and a total of $133,332 per each Share over the first twenty four fiscal quarters from the PSA Closing, subject to applicable law.
     (c) To implement the objective of Section 3.06(b), it is the policy of the Company to distribute as dividends with respect to each fiscal year of the Company a certain percentage (up to, but in no event, including dividend target shortfall of the US Acquisition Co. set forth herein below, exceeding, 100%) of the consolidated net income of the Company and its consolidated Subsidiaries, as determined in accordance with GAAP as reflected in the consolidated financial statements of Toshiba for such period, which is available for distribution to Shareholders in accordance with applicable law (the “Distribution Ratio”) to satisfy the expectation set forth in Section 3.06(b) above. In any fiscal year, the Distribution Ratio may be reduced to no lower than 65% (subject to applicable law) if no A Accrual (as defined in the Memorandum and Articles of Association of the Company) and B Accrual (as defined in the Memorandum and Articles of Association of the Company) will exist after distributions for such fiscal year are made. The relative preferences of the Class A Shares and the Class B Shares shall be as set forth in the Organizational Documents. It is further the policy of the Company (i) to pay additional dividends to the holders of Class A Shares (other than Toshiba UK or any successor owner of Shares owned by Toshiba UK) to the extent US Acquisition Co. does not pay dividends in accordance with its dividend policy with respect to Class A Shares of the US Acquisition Co. and (ii) to reduce the amount to be paid in dividends to the holders of Class A Shares (except Toshiba UK or any successor owner of Shares owned by Toshiba UK) to the extent US Acquisition Co. pays dividends in excess of its policy with respect to Class A Shares of the US Acquisition Co., all as described in the Organizational Documents.
     (d) The parties expect that such dividends will be paid on a quarterly basis.
     (e) All per share amounts in this Section 3.06 shall be adjusted as appropriate for any stock splits, reorganization or recapitalization with respect to the Shares of the Company.
     (f) The Shareholders will initiate discussion in a timely manner after the Closing and collectively determine a policy for the distribution of net income in excess of that required to satisfy the provisions hereof and of the Organizational Documents.
     (g) Should any former Shareholder be entitled to receive an unpaid A Accrual (as defined in the Memorandum and Articles of Association of the Company) under Article IV. B. 3.(c) of the Memorandum and Articles of the Company, any other Shareholder which receives distributions from the Company in violation of that provision shall return such distributions to the former Shareholder.
ARTICLE 4
CERTAIN OPERATIONAL MATTERS
          SECTION 4.01 Acquisition of Westinghouse Group

     (a) The Shareholders agree that the Company will acquire all the issued and outstanding shares of Westinghouse Electric UK Limited. in accordance with the PSA, and will cooperate, and cause the respective Directors nominated by them to cooperate, in all respects reasonably necessary to consummate such transactions.
     (b) Toshiba will act as an agent for the Company with respect to its rights under the PSA; provided, however, if conflicts arise between Toshiba and any Shareholder regarding the exercise of any such right, such right will be exercised only after consultation with the Owner Board (if such conflict involves all Shareholders) or with each affected Shareholder (if such conflict involves a limited number of Shareholders).
     (c) Toshiba will act as an agent for the Company with respect to its obligations under the PSA; provided, however, if conflicts arise regarding such obligations, the obligations will be performed only with the consent of the Owner Board (if such conflict involves all Shareholders) or of each affected Shareholder (if such conflict involves a limited number of Shareholders).
     (d) Benefits received by the Company with respect to the PSA (net of administration fees) will, to the extent received in cash, be distributed among the Shareholders according to their respective Ownership Percentage.
          SECTION 4.02 Repayment of Loans
     The Company will repay in full all loans and advances that were extended by the Sellers (but not by any member of the Westinghouse Group) to any member of the Westinghouse Group, together with accrued interest thereon as of PSA Closing, without deduction for any set-off or counterclaim. The Company will account for such funds as loans to the respective members of the Westinghouse Group, to be documented with a loan agreement substantially similar to those currently in place between the members of the Westinghouse Group and their Affiliates.
          SECTION 4.03 Annual Budget and Business Plan
     (a) The Board, together with the board of the US Acquisition Co. shall cause the Westinghouse Group to prepare an annual budget (the “Annual Budget”) in accordance with a calendar to be set by Toshiba from time to time to schedule the preparation of an annual budget of Toshiba and its Affiliates (the “Toshiba Budget Calendar”). The initial Annual Budget shall be prepared, as soon as practicable after the PSA Closing and shall be promptly delivered thereafter to the Shareholders. The Owner Board shall be responsible for monitoring the implementation of the Annual Budget at least once every fiscal quarter.
     (b) The Board shall cause the Westinghouse Group to prepare a mid-term business plan (the “Business Plan”), which is expected to cover a period of 5 years, in a manner similar to the preparation of the Annual Budget. The Business Plan shall be promptly delivered to the Shareholders after it is prepared. The first Business Plan will be based upon the business plan submitted by Toshiba to Shaw and IHI for their consideration in making their investments in the Company. The Business Plan will be reviewed and revised, to the extent necessary, not less often than every three years; provided, that, the Business Plan will be revised promptly upon changes in the Company or the business environment that have a material impact on the

Westinghouse Group or the Business Plan. The Owner Board shall be responsible for monitoring the implementation of the Business Plan not less often than annually.
          SECTION 4.04 Shareholder Support of the Westinghouse Group Business
     (a) The Shareholders shall (i) cooperate and discuss how to introduce to the Westinghouse Group business opportunities that will assist it in achieving its goals as reflected in the Annual Budget and the Business Plan and (ii) reasonably make available to the Company and the Westinghouse Group employees and/or materials that will enable the Westinghouse Group to achieve such goals.
     (b) The Parties intend that the Company and the Westinghouse Group will provide for their own capital, and no additional capital will be required from the Company or the Shareholders. In the event that the Company or the Westinghouse Group cannot provide its own capital, the Shareholders will negotiate in good faith concerning the provision of capital and will provide such necessary financial support as the Shareholders deem appropriate.
     (c) If customers, regulatory agencies, financial institutions or other relevant parties require any guarantees from the Westinghouse Group’s parent company in the ordinary course of Westinghouse Group business such as those set forth in Schedule B hereto, Toshiba will provide such guarantees; provided, however, that Toshiba may refuse to provide such guarantee if and to the extent the scope of guarantee coverage includes the business of any Shareholder (or in case of Shaw Sub, Shaw) other than Toshiba and its Affiliates. If Toshiba is required to expend any cash or otherwise incur a liability in connection with its performance of such guarantee, the Company or the Westinghouse Group shall reimburse Toshiba for such cash or liability, and Toshiba shall have no claim against any other Shareholder in respect of any such cash or liability.
     (d) The Westinghouse Group will use their own insurance provider; provided, that Toshiba will use its reasonable efforts to cause its insurance providers to insure the Westinghouse Group, at the Westinghouse Group’s expense, if it would result in a cost saving to the Westinghouse Group.
     (e) Each Shareholder may provide to the Westinghouse Group staff support and other support not in the ordinary course of business; provided, however, each Shareholder must execute a separate contract with the Westinghouse Group for such services; provided further that such services will be performed for reasonable consideration.
          SECTION 4.05 Personnel Matters
     Except as set forth in Article 3, all decisions as to staffing and personnel matters relating to the Company, including recruiting sources, appropriate levels of staffing, the appropriate mix of professionals and training shall be made by the President.
          SECTION 4.06 Coordination Office
     (a) Toshiba shall cause Westinghouse Electric Company LLC (“WEC”) to have a department or division called the “Coordination Office”. The functions of the Coordination

Office will be: (i) supporting the creation of synergy between the Shareholders businesses and the Westinghouse Group business; (ii) identifying and developing business opportunities for the Shareholders in the Westinghouse Group; and (iii) managing day-to-day communication with the Shareholders. The actual scope of the operation of the Coordination Office shall be determined by Toshiba after the consultation with the other Shareholders.
     (b) The Coordination Office will have a manager (the “Coordination Manager”) who is appointed or caused to resign by the WEC board of directors based on the request by the President of the Company.
     (c) The Coordination Office will be properly staffed, so that the Coordination Manager may communicate on a day-to-day basis with the Shareholders. Necessary staff will be sent from WEC and/or each Shareholder.
ARTICLE 5
CERTAIN AGREEMENTS AMONG THE COMPANY AND THE SHAREHOLDERS
          SECTION 5.01 Confidentiality
     (a) Each Shareholder other than Toshiba UK agrees to keep confidential, and not to make any use of nor to disclose to any Person any business, economic, financial or marketing information or other confidential or proprietary information of the Company, the Westinghouse Group or of the other Shareholders or any Affiliate thereof, including, without limitation, intellectual property of a confidential nature (collectively, the “Confidential Information”) (other than disclosure to such Shareholder’s Affiliates or such Shareholder’s or any Affiliate’s employees, agents, advisors, or representatives responsible for matters relating to the Company (such Affiliates and each such Person (but not including any Affiliate of such Shareholder or any other such Person who is an employee, director, Affiliate or agent of a Competitor of Toshiba or the Westinghouse Group, regardless of his position with, or relationship to, such Shareholder) being hereinafter referred to as an “Authorized Representative”) or, in the case of Shaw Sub, disclosure to its actual or prospective finance parties (provided that Shaw Sub shall not provide any Confidential Information to any finance party, or any other Person, who is a Competitor of the Westinghouse Group) in accordance with the terms of (or the implementation of) its financing arrangements for the purchase of its Shares; provided, that, prior to any such disclosure to any Authorized Representative or finance party, each Shareholder other than Toshiba UK shall advise such Authorized Representative or finance party of the obligations set forth in this Section 5.01 and direct such Authorized Representative or finance party to treat such Confidential Information confidentially). Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Section 5.01: (i) information that is publicly known at the time of proposed disclosure by such Shareholder, Authorized Representative, or finance party (ii) information that is obtained by a Shareholder, an Authorized Representative, or a finance party from a third party other than the Company, members of the Westinghouse Group or another Shareholder who, to the knowledge of the Shareholder or the Authorized Representative, is not disclosing such information in breach of a duty of confidentiality; (iii) information that is developed by such Shareholder or Authorized Representative independent of any Confidential Information of the Company, any member of the Westinghouse Group or another Shareholder or (iv) financial statements and other information required to be disclosed by Shaw pursuant to the Securities Exchange Act of 1934 and the rules thereunder or required to be disclosed by Toshiba or IHI under the Securities and Exchange Law of Japan.
     (b) In the event that any Shareholder (or any of its Authorized Representatives or any finance party) other than Toshiba UK receives a request to disclose all or any part of the Confidential Information (by oral questions, interrogatories, requests for information or other processes) or if any Shareholder (or any public company which Controls such Shareholder) is required to disclose all or any part of the Confidential Information pursuant to any rule or requirement of the Securities Exchange Commission, or a similar governmental agency or listing authority, such Shareholder agrees to (i) immediately notify the Company in writing of the existence, terms and circumstances surrounding such request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request and, upon the request of and at expense of the Company provide reasonable cooperation with respect to any efforts by the Company to obtain a protective order or other appropriate remedy, and (iii) if disclosure of such Confidential Information is required, exercise its reasonable best efforts, at the Company’s request and expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to any portion (or all) of the disclosed portion of the Confidential Information as the Company so designates. Notwithstanding the foregoing, after compliance with the immediately preceding sentence, a Shareholder (or any of its Authorized Representatives or any finance party) may disclose Confidential Information as required by any such governmental authority to which it is subject, provided that it will (i) inform such authority that the Confidential Information is subject to this Agreement, (ii) furnish a copy of this Agreement to such authority if required to do so, (iii) furnish only that portion of the Confidential Information which the Shareholder believes in good faith, after receiving advice from counsel, it is legally required to disclose, (iv) exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information, and (v) advise the Company in writing prior to making such disclosures.
     (c) The provisions of Section 5.01 (a) and (b) above shall apply mutatis mutandis to Toshiba UK if the Confidential Information of Shareholders other than Toshiba UK and its Affiliates is concerned.
     (d) Each Shareholder will take adequate security and precautionary measures to effect compliance with this Section 5.01 by its Authorized Representatives who shall be given access to Confidential Information as permitted herein and will be responsible for such compliance by such Persons.
          SECTION 5.02 Access
     Subject to the confidentiality obligations of each Shareholder and its Authorized Representatives under Section 5.01, each Shareholder shall have the right, during usual business hours upon reasonable notice and at such Shareholder’s expense, to (i) visit the offices of the Company in order to inspect the books and records of the Company, (ii) inspect the books and records of the Westinghouse Group, but not at the offices of the Westinghouse Group; and (iii) discuss the affairs of the Company and Westinghouse Group with the officers of the Company and Westinghouse Group. The Company shall not be required to maintain any books and records for a period in excess of five years from the date of the making or receipt thereof, unless a Shareholder reasonably requests that they be maintained for a longer period, except for those books and records, if any, required by applicable law to be kept for a longer period.
          SECTION 5.03 Financial Statements
     (a) The Company’s fiscal year shall begin on April 1 and end on March 31 of the following year. In addition to the Company’s obligations pursuant to applicable law, as soon as practicable following the end of each fiscal year of the Company, but in any event within 75 days after the end of each fiscal year (unless the Company obtains an extension from the Shareholders, which shall not be unreasonably delayed or withheld), the Company shall cause to be prepared and furnished to each Shareholder, at the Company’s expense, consolidated financial statements consisting of a balance sheet, profit and loss account and cash flow statement of the Company and its subsidiaries including financial notes thereto, for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year (except with respect to the initial such financial statements, for which a prior period comparison will not be required), and certified by independent certified public accountants of a Big Four Accounting Firm as to fairness of presentation, consistency and preparation in accordance with US generally accepted accounting principles (“GAAP”) audited in accordance with US generally accepted auditing standards.
     (b) No later than 40 days following the end of each fiscal quarter (unless the Company obtains an extension from the Shareholders, which shall not be unreasonably delayed or withheld), the Company shall cause to be prepared and furnished to each Shareholder, at the Company’s expense, unaudited consolidated financial statements of the Company and its subsidiaries including financial notes thereto, in each case setting forth comparative figures for the related periods in the prior fiscal year (except with respect to financial statements provided for the initial four quarters, for which prior period comparisons will not be required) and certified by the Company as to preparation in accordance with GAAP (except for the absence of notes thereto).
     (c) As soon as practicable following the end of each month, the Company shall cause to be prepared and furnished to each Shareholder, at the Company’s expense, financial statements and other reports of the Company as and in the format reasonably requested by Toshiba UK.
     (d) Subject to Section 5.01, at the reasonable request of any Shareholder and at such Shareholder’s expense, the Company shall prepare and deliver to each Shareholder, as soon as reasonably practicable following such request, any additional financial information and statements as such Shareholder shall from time to time reasonably request in order to prepare such Shareholder’s consolidated financial statements and/or exercise its rights and obligations under this Agreement. The Company shall have no obligation to deliver such information if, and to the extent that, the collection and/or production of such information would adversely impact the Company’s day-to-day operations; provided, however, that the Company shall have the obligation to prepare and deliver three years of historical audited and interim unaudited financial information of the Westinghouse Group prepared in accordance with GAAP and such other financial information as required to be filed by Shaw with the Securities Exchange Commission. The requesting Shareholder shall be responsible for any incremental costs or expenses incurred by the Westinghouse Group in connection with additional information it requests pursuant to this Section 5.03(d).
          SECTION 5.04 Public Announcements
     The Parties agree to consult with each other before issuing any press release or making any public statement with respect to the Company or its affairs, except for such releases and statements issued or made by the Company in the ordinary course of business and, except as may be required by applicable law, rule or regulation or any listing agreement with any securities exchange, no Party will issue any such press release or make any such public statement without the prior approval of the other Parties hereto, which shall not be unreasonably withheld or delayed.
          SECTION 5.05 No Inconsistent Actions
     Each Shareholder agrees that, except as expressly permitted in or required by this Agreement, it shall not (a) grant any proxy, or enter into or agree to be bound by any voting trust, with respect to any Shares, (b) enter into any shareholder agreements or arrangements of any kind with any Person with respect to any Shares or (c) take any other action which is inconsistent with the provisions of this Agreement, including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares (but except for any financing activities of Shaw (provided, however, that the key terms of such activities shall be disclosed to Toshiba in advance and reasonably acceptable to Toshiba) and the Put Option Agreement), or act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of Shares in any manner which is inconsistent with the provisions of this Agreement.
          SECTION 5.06 No Apparent Authority
     Neither the Company nor any Director, officer or employee thereof shall, in such capacity, have the authority to bind, commit or otherwise obligate any Shareholder (whether in its capacity as Shareholder or otherwise) or its Affiliates (other than the Company and its Subsidiaries) in any manner whatsoever.
          SECTION 5.07 Undertaking by Shaw Sub
     Shaw Sub will not conduct any activities other than activities related to its ownership of the Class A Shares and the shares of Class A Stock of the US Acquisition Co. and any financing activities related thereto.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     Each of the Parties hereby, severally and not jointly, represents and warrants to the other Parties as follows:
          SECTION 6.01 Organization

     Such Party is duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of organization with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.
          SECTION 6.02 Authorization, Validity and Enforceability of This Agreement
     Such Party has the power and authority to execute, deliver and perform this Agreement, has taken all necessary action to authorize its execution and delivery of this Agreement and has taken all necessary corporate action to perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by such Party and, assuming valid execution and delivery by the other Parties, constitutes the legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms.
ARTICLE 7
TRANSFER OF SHARES
          SECTION 7.01 General Restrictions
     (a) Except with the prior written consent of the other Shareholders, in the case of a Transfer by Toshiba UK, or of Toshiba UK, in the case of a Transfer by any other Shareholders, no Shareholder shall Transfer any of its Shares prior to October 1, 2012, except for Permitted Transfers.
     (b) In addition to the restriction on Transfers set forth in Section 7.01(a), no Shareholder shall Transfer any of its Shares without the prior approval of the Board and the Owner Board, whether or not such Transfer occurs before, on or after the Exercise Period End Date (as defined in the Put Option Agreement), except for Permitted Transfers.
     (c) As a condition to the effectiveness of any Transfer permitted by this Agreement, the transferee must deliver a certificate to the Company and the other Shareholders stating that it agrees to be bound by the terms and conditions of this Agreement in accordance with Section 10.09, unless the transferee is already a Party.
     (d) Subject to applicable law and where applicable, subject to receipt by the Company of a duly executed and stamped stock transfer form, all Transfers of Shares, including, without limitation, Transfers by encumbrance of Shares, shall be recorded or noted in the Company’s register of members.
     (e) Upon any Transfer made in accordance with this Article 7, the Shareholders shall make such amendments to this Agreement as shall be necessary to reflect the addition of a transferee, if applicable.
          SECTION 7.02 Permissible Transfers
     (a) Each Shareholder may Transfer, upon receipt of the prior written consent of the other Shareholders, which consent shall not be unreasonably withheld, all (but not less than all)

of its Shares to any of its Affiliates that such Shareholder Controls; provided, however, (i) such Shareholder shall pay all costs, taxes and fees associated with such transfer, (ii) any Affiliate to whom Shares are transferred, prior to such transfer, shall deliver an certificate to the Company and the other Shareholders stating that it agrees to be bound by the terms and conditions of this Agreement in accordance with Section 10.09 and the transferring Shareholder shall be and remain jointly and severally liable with its transferee Affiliates with respect to such Affiliates’ performance of this Agreement, (iii) all necessary third party consents and regulatory approvals with respect to such proposed transfer shall have been obtained and (iv) prior to such time as such Shareholder no longer Controls such Affiliate, such Shareholder will reacquire the Shares from such Affiliate.
     (b) Notwithstanding the restrictions on Transfer set forth in this Article 7, for so long as Toshiba UK’s Ownership Percentage exceeds fifty-one percent (51%), Toshiba shall be entitled to freely transfer its Shares to one or more additional investors; provided, however, that (i) such Transfer shall be subject to the restrictions of this Agreement if, immediately following such Transfer, Toshiba’s Ownership Percentage would be less than fifty-one percent (51%) and (ii) all such Transfers shall comply with the provision of Sections 7.01(c) and 7.01(d). For so long as Shaw Sub’s Ownership Percentage exceeds fifteen percent (15%), Toshiba UK shall not transfer any Shares pursuant to this Section 7.02(b) to a Person whose scope of business is substantially similar to that of Shaw, without Shaw Sub’s prior written consent; provided that Toshiba UK shall not transfer any Shares pursuant to this Section 7.02(b) to such a Person without Shaw Sub’s prior written consent if Shaw Sub’s Ownership Percentage falls below fifteen percent (15%) solely due to dilution caused by equity offerings of the Company.
     (c) Notwithstanding the restrictions on Transfer set forth in this Article 7, Shaw Sub and IHI shall be entitled to freely transfer their Shares pursuant to the Put Option Agreements.
          SECTION 7.03 Legend on Share Certificates
In addition to any other legend that may be required, each certificate for Shares that is issued to any holder thereof shall bear a legend in substantially the following form:
“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE SHAREHOLDERS AGREEMENT DATED AS OF OCTOBER 4, 2006, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE ISSUER HEREOF.”
          SECTION 7.04 Rights of First Offer
     (a) If, but always subject to the provisions of Section 7.01, any Shareholder proposes to Transfer any Shares (a “Transferring Shareholder”) other than pursuant to Section 7.02, the Transferring Shareholder shall, at least 60 days prior to such Transfer, deliver to the other Shareholders an offer (the “First Offer”) to Transfer such Shares upon the terms referred to in this Section 7.04. The First Offer shall state (i) the number and type of Shares the Transferring Shareholder proposes to Transfer (the “First Offer Shares”) and the name of the Transferring

Shareholder, (ii) the name and address of the proposed offeree (if determined) and (iii) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the Transferring Shareholder as may be reasonably necessary for the other Shareholders to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment of the proposed Transfer, and shall be accompanied by a written offer from the proposed offeree (if determined) confirming the terms of the First Offer. The First Offer shall remain open and irrevocable for a period of sixty (60) days (the “First Offer Acceptance Period”) from the date of its receipt by the other Shareholders.
     (b) Any Shareholder may accept the First Offer and purchase its pro rata portion of the First Offer Shares (based on the ratio such Shareholder’s Ownership Percentage bears to the Ownership Percentages of all Shareholders to which a First Offer Notice was delivered) by delivering to the Transferring Shareholder a notice of such acceptance in writing within the First Offer Acceptance Period. If any of the other Shareholders (other than Toshiba UK) fails to accept the First Offer, then Toshiba UK shall have the right to accept such portion of the First Offer as is not accepted by such other Shareholder within 14 days after the expiry of the First Offer Acceptance Period (the “Extended First Offer Acceptance Period”). As promptly as practicable after any Shareholder’s acceptance of the First Offer, such Shareholder and the Transferring Shareholder shall enter into a customary purchase agreement for the Transfer of such shares reflecting the terms and conditions set forth in the First Offer Notice.
     (c) If the other Shareholders do not, in the aggregate, purchase all of the First Offered Shares, then the Transferring Shareholder may, within sixty (60) days after the expiration of the First Offer Acceptance Period or the Extended First Offer Acceptance Period, as the case may be, Transfer to the original offeree thereof any or all of the First Offered Shares not purchased by the other Shareholders on terms and conditions no more favorable to the original offeree thereof than are described in the First Offer, subject to Sections 7.01 and 7.05, if applicable.
     (d) The provisions of this Section 7.04 shall not apply to Transfers contemplated by Section 7.05, Section 7.06 and any Permitted Transfer.
          SECTION 7.05 Tag-Along Rights
     (a) Toshiba UK or any transferee thereof hereby agrees that if it wishes to Transfer, in one transaction or in a series of related transactions, to any third party Shares constituting a majority of the Shares held by it as of the Closing Date, then the terms and conditions of such Transfer shall include an offer by the transferee to the other Shareholders (the “Tagging Shareholders”) to include, at the option of each Tagging Shareholder, in the Transfer to the third party, all of the Shares beneficially owned by such Tagging Shareholder. If Toshiba UK receives a bona fide offer to Transfer from a third party (a “Tag-Along Offer”), in one transaction or in a series of related transactions, a majority of the Shares held by it as of the Closing Date which it desires to accept, Toshiba UK shall then cause the Tag-Along Offer to be reduced to writing and shall provide written notice (the “Tag-Along Notice”) of such Tag-Along Offer to the Tagging Shareholders in the manner set forth in this Section 7.05. The Tag-Along Notice shall contain an offer by such third party to purchase or otherwise acquire, in addition to the Shares being acquired from Toshiba UK, all of the Shares from the Tagging Shareholders at the same price and on the same terms and conditions as contained in the Tag-Along Offer and shall be accompanied by a true and correct copy of the Tag-Along Offer (which shall identify the third party purchaser, the number of Shares which the third party is seeking to purchase or otherwise acquire with respect to which the Shareholders other than Toshiba UK have not exercised rights of First Offer under Section 7.04, the price contained in the Tag-Along Offer and all the other terms and conditions of the Tag-Along Offer). Each of the Tagging Shareholders desiring to accept the Tag-Along Offer shall, within sixty (60) days after the date the Tag-Along Notice is received by such Tagging Shareholder (the “Tag-Along Notice Period”), deliver a written notice to Toshiba UK (the “Tag-Along Exercise Notice”). In the event such third party purchaser shall modify the Tag-Along Offer in any way, Toshiba UK shall send an amended Tag-Along Notice to the Tagging Shareholders reflecting such modifications and each Tagging Shareholder shall have until the later of thirty (30) days after the date such amended Tag-Along Notice is received by the it or the end of the original Tag-Along Notice Period, to deliver an amended Tag-Along Exercise Notice.
     (b) If as of the termination of the Tag-Along Notice Period, any Tagging Shareholder shall not have accepted the Tag-Along Offer, such Tagging Shareholder shall be deemed to have waived any and all of its rights under this Section 7.05; provided, that, such sale or disposition is completed on the terms set forth in the Tag-Along Notice within thirty (30) days after the termination of the Tag-Along Notice Period.
          SECTION 7.06 Call Rights
     (a) In the event that any Shareholder other than Toshiba UK is or becomes (or there are reasonable grounds for believing any Shareholder other than Toshiba UK is or has become) insolvent, in liquidation or in voluntary or involuntary reorganization (each, an “Insolvency Event”), any of the other Shareholders may request valuation of the Company in accordance with Section 7.06(c). Within ninety (90) days after the determination of the Company Value pursuant to Section 7.06(c), each Shareholder shall have the right to purchase some or all its pro rata portion of the Shares owned by the Shareholder triggering the Insolvency Event (the “Insolvent Shareholder”) (such pro rata portion to be equal to the ratio of such purchasing Shareholder’s Ownership Percentages to the Ownership Percentages of all Shareholders other than the Insolvent Shareholder) by delivering to the Insolvent Shareholder a notice of such acceptance in writing within such period. Each Shareholder may also exercise the right before the determination of the Company Value pursuant to Section 7.06(c), and if so such Shareholder may cancel the exercise within thirty (30) days after such determination. As promptly as practicable after any Shareholder’s exercise of such right (or if a Shareholder exercises such right before such determination of the Company Value, after such determination), such Shareholder and the Insolvent Shareholder shall enter into a customary purchase agreement for the purchase of such Shares. If one or more of the Shareholders has not indicated a desire to purchase all of the Shares permitted to be purchased by it pursuant to this Section 7.06(a), then the other Shareholders who have indicated a desire to purchase Shares in excess of the amounts otherwise permitted to be purchased by such Shareholder pursuant to this Section 7.06(a) shall be allocated the right to purchase an additional number of Shares until the entire number of Shares owned by the Insolvent Shareholder and desired to be so purchased shall have been allocated among the participating Shareholders.

     (b) In the event that Control of any Shareholder (in case of Shaw Sub, including Control of Shaw) other than Toshiba UK is directly or indirectly transferred or conveyed to, or is acquired by (or there are reasonable grounds for believing it has been), (i) a Competitor of Toshiba or (ii) any other Person and Toshiba UK or any other Person has not consented to such change in Control (which consent will not be unreasonably withheld in the case of an acquisition by any Person other than a Competitor) (a “CIC Event”), Toshiba UK may request valuation of the Company in accordance with Section 7.06(c). Within ninety (90) days of the determination of the Company Value pursuant to Section 7.06(c), Toshiba UK shall have the right to purchase all (but not less than all) of the Shares owned by the Shareholder triggering the CIC Event (the “CIC Shareholder”) by delivering to the CIC Shareholder a notice of such acceptance in writing within such period. Toshiba UK may also exercise the right before the determination of the Company Value pursuant to Section 7.06(c), and if so Toshiba UK may cancel the exercise within thirty (30) days after such determination. As promptly as practicable after Toshiba UK’s exercise of such right (or, if Toshiba UK exercises such right before such determination of Company Value, after such determination), Toshiba UK and the CIC Shareholder shall enter into a customary purchase agreement for the purchase of such Shares. The CIC Shareholder agree not to exercise any of its rights hereunder as well as those as a shareholder pending the completion of the acquisition by Toshiba of the Shares owned by the CIC Shareholder. For the avoidance of doubt, the CIC Shareholder may not disclose any Confidential Information of the Company, the Westinghouse Group, and other Shareholders or their respective Affiliates to any third party including a Person Controlling the CIC Shareholder, except in compliance with this Agreement.
     (c) Upon the occurrence of an Insolvency Event or a CIC Event, the Shareholders shall seek to agree upon the fair market value of the Company as of the date of such event determined on a going concern basis, without minority discount, marketability discount or premium for change of control, taking into account such considerations as would customarily affect the price at which a willing seller would sell and a willing buyer would buy in an arm’s-length transaction (the “Company Value”). If the Shareholders are unable to agree upon the Company Value within 60 days after the Insolvency Event or CIC Event, as applicable, then Shareholders holding 1% over the Ownership Percentage of Toshiba UK and its Affiliates at the time of the Insolvency Event or CIC Event (i.e., initially Shareholders holding seventy-eight percent (78%)) of the Shares shall appoint an independent investment banking firm of recognized international standing (the “IB Firm”) reasonably acceptable to each of them to make a determination of the Company Value. When the IB Firm has been selected, each of the Shareholders shall be permitted to submit a written submission within 20 days as to the matters such Shareholder believes are relevant to determination of the Company Value by the IB Firm; copies of the written submissions of each Shareholder shall be sent to the other Shareholders. The IB Firm shall allow each Shareholder 10 days in which to comment in writing on the written submissions of the other Shareholders. Within 45 days thereafter, the IB Firm shall determine the Company Value.
     (d) In the event that any Shareholder exercises the put rights set forth in its Put Option Agreement and the call rights set forth in this Section 7.06 have been, or subsequently are, exercised with respect to the same Shares, the provisions of such Put Option Agreement shall have priority.

     (e) In no event shall a holder of Class A Shares have any obligation to sell any Class A Shares under this Section 7.06 unless all its Class A Shares are purchased hereunder and all of such Shareholder’s (or its Affiliate’s) Class A Shares of the US Acquisition Co. are also purchased concurrently.
ARTICLE 8
ARBITRATION
          SECTION 8.01 Arbitration
     (a) All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall first be settled as far as possible by negotiations between the Parties to the Dispute, in the form of meetings between senior-management level representatives of such Parties from their respective nuclear energy businesses, upon the written request (a “Request”) by any such Party to the other such Parties.
     (b) If the Parties to the Dispute are unable to resolve a Dispute within two weeks after receipt by a Party of a Request, then such Dispute shall be settled as far as possible by negotiations between the Parties to the Dispute, in the form of meetings of representative officers (senior vice president or equivalent or above) of such Parties from their respective nuclear energy business.
     (c) If the Parties to the Dispute are unable to resolve a Dispute within four (4) weeks after receipt by any Party of a Request, then any Party may submit the Dispute to arbitration to be finally and exclusively resolved under the Arbitration Rules of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. Except as otherwise agreed by the Parties to any such arbitration, any such arbitration shall be conducted by a number of arbitrators equal to the number of Parties to the Dispute plus one and each of the Parties to the Dispute shall each select one arbitrator in accordance with the Rules, provided, however, that if both Toshiba and Toshiba UK are the Parties to the Dispute, they should be considered as one Party for these purposes and they shall be entitled to select only one arbitrator. The arbitrators so nominated, once confirmed by the International Court of Arbitration of the ICC (“ICC Court”), shall nominate an additional arbitrator to serve as chairman, such nomination to be made within 30 days of the confirmation by the ICC Court of the second arbitrator. If the initial arbitrators shall fail to nominate an additional arbitrator within said 30-day period, such additional arbitrator shall be appointed by the ICC Court. The arbitrators shall be required to submit a written statement of their findings and conclusions. Except as otherwise agreed by the Parties to such Dispute, exclusive venue of arbitration shall be New York, New York, and the language of the arbitration shall be English and each of the Parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York for such purpose and for the enforcement of any arbitral award. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.

     (d) None of the Parties or the arbitrators shall select any Arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding five years has had, any economic or other relationship with any Party to the Dispute.
     (e) The award of the arbitrators shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between and among the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.
ARTICLE 9
LIQUIDATION
          SECTION 9.01 Liquidation Events
     The Shareholders shall seek to commence the winding up of the Company upon the first to occur of any of the following (each a “Liquidation Event”):
     (i) the sale of all or substantially all of the Company’s assets; and
     (ii) an affirmative approval of the Board to liquidate or otherwise dissolve or wind up the Company.
          SECTION 9.02 Liquidation Procedures
     (a) Upon the occurrence of a Liquidation Event, the Directors shall make or cause to be made all appropriate filings, notifications and certifications and take all other actions necessary or desirable in order to effectuate the orderly liquidation of the Company in accordance with the terms of this Agreement and all statutory requirements.
     (b) To the extent that there are surplus proceeds of the liquidation of the Company after the debts of the Company have been paid off in accordance with the statutory order of priority, such proceeds shall be distributed to the holders of the Shares in compliance with the provisions and preferences set forth in the Memorandum and Articles of Association of the Company.
ARTICLE 10
MISCELLANEOUS
          SECTION 10.01 Amendments; Waivers; Termination
     (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Shareholders representing 1% over the Ownership Percentage of Toshiba UK and its Affiliates at the time of such amendment (i.e., initially seventy-eight percent (78%)) of the Ownership Percentages of all Shareholders, or in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, if any amendment to this Agreement would adversely affect the rights of a Shareholder hereunder, such amendment shall require the express written consent of such Shareholder.
     (b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
     (c) This Agreement shall terminate with respect to Shareholders who no longer hold any Shares of the Company and such Shareholders shall no longer be party to this Agreement.
          SECTION 10.02 Expenses
     Except as otherwise specifically provided herein, all costs and expenses incurred by a Party in connection with the execution and delivery of this Agreement shall be paid by the Party incurring such costs or expenses.
          SECTION 10.03 Notices
     Any notices and other communications required to be given pursuant to this Agreement shall be in writing in English and shall be effective upon delivery by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid) or upon transmission if sent by facsimile (with request for confirmation of receipt in a manner customary for communications of such respective type), except that if notice is received after 5:00 p.m., local time, on a Business Day at the place of receipt, it shall be effective as of the following Business Day. Notices are to be addressed as follows:
          If to Toshiba or Toshiba UK or the Company, to:
Toshiba Corporation
Toshiba Building 31B
1-1-1, Shibaura, Minato-ku, Tokyo 105-8001, Japan
Attention: General Manager Legal Affairs Department, Power Systems and Services Company
Facsimile No.: + 81-3-5444-9183
Email: ushio.kawaguchi@toshiba.co.jp
          with a copy, which shall not constitute notice, to:
Skadden, Arps, Slate, Meagher & Flom LLP
Izumi Garden Tower 21st Floor
1-6-1 Roppongi Minato-ku, Tokyo, 106-6021, Japan
Attention: Mitsuhiro Kamiya, Partner
Facsimile No.: + 81-3-3568-2626
Email: mkamiya@skadden.com
          If to Nuclear Energy Holdings, L.L.C. to:

The Shaw Group, Inc.
4171 Essen Lane
Baton Rouge, Louisiana 70809
Attention: Gary Graphia, Secretary and General Counsel
Facsimile No.: + 1-225-925-9146
Email: gary.graphia@shawgrp.com
          with a copy, which shall not constitute notice, to:
Vinson & Elkins LLP
1001 Fannin Street, Suite 2300
Houston, TX 77002
Attention: David Stone, Partner
Facsimile No.: + 1-713-615-5141
Email: dstone@velaw.com
          If to IHI, to:
Ishikawajima-Harima Heavy Industries Co., Ltd.
1, Shin-Nakahara-cho,
Isogo-ku, Yokohama 235-8501, Japan
Attention: Kazuo Watanabe, Associate Director & Division Director,
Nuclear Power Division
Facsimile No.: +81-45-759-2524
Email: kazuo_watanabe@ihi.co.jp
          with a copy, which shall no constitute notice, to
White & Case LLP/Tokyo Office
19-1, Kandanishiki-cho 1-chome
Chiyoda-ku, Tokyo 101-0054, Japan
Attention: Robert F. Grondine
Facsimile No.: +81-3-3259-0155
Email: rgrondine@whitecase.com
or to such other respective addresses as any Party shall designate to the others by notice in writing, provided that notice of a change of address shall be effective only upon receipt. Any Person who becomes a Party shall provide its address and fax number to the Company, which shall promptly provide such information to each other Shareholder.
          SECTION 10.04 Governing Law; Severability
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligation Law) but except to the extent the internal laws of the State of Delaware are required to apply. If it shall be determined by an arbitration tribunal or a court of competent jurisdiction that any provision or wording of this

Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate the entire Agreement, in which case this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of New York and English law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
          SECTION 10.05 Counterparts
     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Executed counterparts delivered by facsimile or electronically will be considered for all purposes to be equivalent to the executed original for binding effect.
          SECTION 10.06 Entire Agreement
     This Agreement contains the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties with respect to such subject matter, including the Participation Agreements. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party.
          SECTION 10.07 Effectiveness
     This Agreement shall become effective subject to and effective upon the Closing and only upon the execution and delivery hereof by all of the Parties and shall continue in full force and effect until the dissolution of the Company, except as may be terminated earlier by the Parties; provided, however, that if the Investment Agreement is terminated prior to the Closing this Agreement shall also terminate as to such terminated Parties, without any further action by the Parties.
          SECTION 10.08 Binding Effect; Benefit
     This Agreement shall inure to the benefit of and, subject to Section 10.07, be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          SECTION 10.09 Assignability
     (a) Except as otherwise expressly provided herein, neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by any Party without the prior written consent of the other Parties, and any such attempted assignment or delegation without such consent shall be null, void ab initio and without effect. Any permitted assignment of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any Person acquiring Shares who is required by the terms of this Agreement to become a Party hereto shall execute and deliver to the

Company and the other Shareholders an agreement to be bound by this Agreement and shall thenceforth be a “Shareholder,” and any Shareholder who ceases to beneficially own any Shares at all shall cease to have any rights or obligations hereunder (other than as provided in Sections 3.06, (but only with respect to the A Accruals, as such term is defined in the Memorandum and Articles of Association of the Company), 5.01, 8.01, Article 9 (but only with respect to the A Accruals) and 10.02).
     (b) The restrictions in paragraph (a) above shall not apply to collateral assignment by Shaw Sub in connection with its financing arrangements for the purchase of its Shares; provided that (i) the terms of any such collateral assignment require that any enforcement thereof shall only be carried out in conjunction with a transfer to such assignee of the Shares owned by Shaw Sub and (ii) such assignee must execute an acknowledgement that it shall be bound by the obligations of Shaw Sub pursuant to this Agreement as a condition to enforcing any rights hereunder.
          SECTION 10.10 Headings
     Section headings contained in this Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.
          SECTION 10.11 Survival
     The provisions of Sections 5.01, 7.02, 8.01, 10.02, 10.03, 10.04 and 10.13 and of this Section 10.11 shall survive any termination of this Agreement and any dissolution of the Company, together with the liability of any Party with respect to a breach of any agreement or covenant contained herein.
          SECTION 10.12 Further Assurances
     Each Party hereby agrees to execute and deliver all such other and additional instruments and documents and to do all such other acts and things as may be reasonably necessary more fully to effectuate this Agreement and carry on the business of the Company contemplated herein.
          SECTION 10.13 No Third-Party Beneficiaries
     This Agreement is for the benefit of the Parties and is not intended to confer upon any other Person any rights or remedies hereunder.
          SECTION 10.14 Specific Performance
     Each of the Parties acknowledges and agrees that any breach by it of any provision of this Agreement would irreparably injure another Party and that money damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in addition to any money damages, the other Parties shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof.
          SECTION 10.15 Preemptive Rights

     (a) With respect to the issuance by the Company of additional Shares (“New Shares”), all Shareholders may elect to subscribe for and purchase for the issuance price offered by the Company a portion of such New Shares sufficient to maintain its current Ownership Percentage.
     (b) The Company shall give each Shareholder thirty (30) days written notice before making any sale or offering of New Shares and shall advise the Shareholder of its rights under this Section 10.15 to participate in such offering. The notice shall describe the price and the terms on which the Company proposes to sell, transfer or otherwise sell or distribute such New Shares together with a calculation of the Shareholder’s Ownership Percentage and the number of shares it would be allowed to purchase under this section to maintain its Ownership Percentage after such sale was complete. Each Shareholder then shall have thirty (30) days after the date of the notice to advise the Company in writing whether the Shareholder will exercise its rights hereunder and to deliver payment in full for the New Shares it elects to purchase. If a Shareholder fails to deliver payment for its portion of the New Shares within the requisite time period, the Company shall proceed with the offering of such New Shares according to the plan described in the notice delivered to the Shareholder and any Shareholder failing to exercise such rights shall have no further preemptive purchase rights under this section in connection with the offering.
          SECTION 10.16 No fetter on Company’s powers
     Nothing in this Agreement shall operate to limit or negate in any way the Company’s ability to exercise any right or power afforded to it by any applicable law. Any provision purporting to so fetter the Company shall be severed from this Agreement, which severance shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
          SECTION 10.17 Limited Recourse to Shaw Sub
     (a) Notwithstanding any other provision of this Agreement, the obligations of Shaw Sub hereunder are limited recourse obligations of Shaw Sub, payable solely from its own assets and only to the extent of funds available after repayment in full of the Bonds and all other Secured Obligations. No recourse shall be had to any of the members, shareholders, subscribers, directors, officers, partners, employees or agents of Shaw Sub or any of their respective successors and assigns in respect to the obligations of Shaw Sub hereunder or arising in connection herewith.
     (b) Each Shareholder agrees not to institute against, or join any other Person in instituting against, Shaw Sub any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state bankruptcy or similar laws until at least one year and one day or, if longer, the applicable preference period then in effect plus one day, after the repayment in full of the Bonds and all other Secured Obligations.
For the purposes of this Section 10.17:

“Bonds” means the bonds issued by Shaw Sub on or about the date hereof. Immediately after the issuance of the Bonds, Shaw Sub shall notify to Toshiba and the Company the amount and interest rate of the Bonds, provided that Shaw Sub shall be responsible for making the foreign exchange conversion to yen value transparent to Toshiba and the Company.
“Secured Obligations” means all amounts owed by Shaw Sub to the secured parties under and in connection with the Bonds.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TOSHIBA CORPORATION

By:
Name: Masao Niwano
Title: Director, Corporate Senior Executive Vice President

TSB NUCLEAR ENERGY INVESTMENT UK LIMITED.

By:
Name: Shigenori Shiga
Title: Director

NUCLEAR ENERGY HOLDINGS, L.L.C.

By:
Name: Gary P. Graphia
Title: Vice President and Secretary

ISHIKAWAJIMA-HARIMA HEAVY INDUSTRIES CO., LTD.

By:
Name: Yasuo Shinohara
Title: Board Director and Managing Executive Officer, President of Energy & Plant Operations

TOSHIBA NUCLEAR ENERGY HOLDINGS (UK) LIMITED

By:
Name: Shigenori Shiga
Title: Director

SCHEDULE A
List of Permitted Acquisitions or Disposals
1. Fuel
     Investment for cost reduction in the fuel operation.
(M$)

Investment Item	FY2008	FY2009	FY2010
Re-conversion facility	35.8	35.8	35.8
For regulatory compliance	22.7	4.7	2.5
Handling and inspection equipment	25.4	13.8	5.7
Sum	83.9	54.3	44.0
Note: These investments are not included the investment amount ordinarily made in the fuel business.
2. PBMR
     Fulfillment of the condition precedent in the new Shareholders Agreement of PEBBLE BED MODULAR REACTOR (PROPRIETARY) LIMITED which has been assumed by Westinghouse Electric Company LLC. The balance of obligation is $10 million as of the date of this Agreement.
3. PaR
     Acquisition of the balance of shares of PaR Nuclear Holding Inc. The cost of acquisition is expected to be $17.2 million in fiscal year 2007.
A-1

SCHEDULE B
BNFL COMMITMENTS
I. Financial Guarantees

Underlying
	Type and Date	Governing	Contract/	Term of
Beneficiary	of Guarantee	Law	Obligations	Guarantee	Amount *
Bank One, NA	Payment Guarantee Date TBD	England	Credit Line for FX	Unspecified	USD 50,000,000

Federal Insurance Company (Chubb)	General Agreement of Indemnity 3/8/99	Unspecified	Surety Bonds	Unspecified	USD 31,077,838

JPMorgan Chase Bank, N.A. as Administrative Agent	Payment Guarantee 4/1/05	New York	Revolving Credit Facility	Facility Expiry 9/08	USD 600,000,000

American Insurance Group	Deed of Counter- Indemnity 5/5/03	England	Surety Bonds	Expiry of Last Bond	USD 64,891,203

Bank Brussels Lambert	Letter of Undertaking 12/22/00	Unspecified	Credit Facility for Overdrafts, Advances and Bank Guarantees	Unspecified	EUR 9,915,742

Commerzbank AG	Payment Guarantee 3/22/00	Germany	Credit Facility for Overdrafts, FX and Bank Guarantees	Facility Expiry	EUR 16,000,000**

Deutsche Bank AG	Payment Guarantee 7/11/03	Germany	Credit Facility for Overdrafts, FX and Bank Guarantees	6/30/08	EUR 16,000,000**

Skandinaviska Enskilda Banken AB	Payment Guarantee 12/4/02	England	Credit Line for Bank Guarantees Issued to support Swedish Pension Plan	10/31/07	SEK 25,000,000

BNP Paribas	Payment Guarantee 11/26/02	England	FX Facility for EdF Contract	Unspecified	EUR 40,000,000

Bayerische Hypo- Und Veriensbank AG	2/25/05	England	FX Facility	Unspecified	USD 15,000,000

*	Note: The Amount does not necessarily reflect the current size of BNFL’s contingent liability pursuant to each guarantee. This is difficult to ascertain and is subject to variation as underlying obligations change. For credit lines, surety bonds and FX and credit facilities, the Amount is the total amount of such instrument (whether drawn or undrawn).

**	Amount to be verified.

B-1

II. Transactional Guarantees

Beneficiary	Type and Date of Guarantee
United States Department of Energy	Performance 6/15/99

CBS Corporation (Viacom)	Amended and Restated ESBU Guarantee 3/22/99 of all performance obligations under the ESBU Asset Purchase Agreements 3/22/99 (Joint and Several Obligation with Washington Group International, Westinghouse Government Services LLC, Westinghouse Government Environmental Services LLC, Magnox Electric Ltd., BNFL USA Group Inc., BNFL Nuclear Services Inc., and BNFL Inc.)

Ameren Services Company	Novation of CBS Contracts 8/20/99

Carolina Power & Light	Novation of CBS Contracts 2/10/00

CEZ	Novation of CBS Contracts 6/28/99

Duke Energy Corporation	Novation of CBS Contracts 6/30/00

Entergy Operations, Inc.	Novation of CBS Contracts 9/21/99

Korea Electric Power Corporation	Novation of CBS Contracts 1 /30/00

New York Power Authority	Novation of CBS Contracts 1/19/00

Rochester Gas & Electric	Novation of CBS Contracts 2/22/00

South Carolina Electric & Gas Company	Novation of CBS Contracts 2/11/00

Tennessee Valley Authority	Novation of CBS Contracts 7/7/00

Barseback Kraft Aktiebolag	Performance Guarantee in connection with ABB Acquisition 10/27/00

OKG Aktiebolag	1. Transfer of ABB contract 10/27/00 2. Transfer of ABB contract 11/5/01

B-2